                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Quest for Value Funds:

     We consent to the use in this Registration  Statement of Oppenheimer Small-
&  Mid- Cap Value Fund (one of the portfolios  constituting  the Oppenheimer
Quest for Value Funds),  of our report dated December 13, 2007,  included in the
Statement  of  Additional  Information,  which  is  part  of  such  Registration
Statement,  and to the  references  to our firm  under the  headings  "Financial
Highlights" appearing in the Prospectus, which is also part of such Registration
Statement and "Independent  Registered  Public Accounting Firm" appearing in the
Statement of Additional Information.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
January 30, 2008